UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

ANSWERTHINK, INC.

(Exact name of registrant as specified in its charter)

Florida	0-24343	65-0750100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Brickell Bay Drive Suite 3000 Miami Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 375-8005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The information under this caption is furnished by Answerthink, Inc. (the “Company”) in accordance with Securities and Exchange Commission Release No. 33-8216. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On December 22, 2006, the Company issued a press release announcing (i) the Company’s conclusion, as to the matters previously disclosed in the Company’s Current Report on Form 8-K dated November 1, 2006, that certain prior period financial statements of the Company will be required to be restated (which is detailed in Item 4.02(a) below); and (ii) an update to its previous preliminary earnings release, dated November 1, 2006 for the fiscal quarter ended September 29, 2006 concerning misappropriation by its former disbursement agent in the United Kingdom (the “UK”). A copy of the press release issued on December 22, 2006 is attached as Exhibit 99.1 to this report.

ITEM 4.02(a) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

UK Misappropriation

On November 1, 2006, the Company reported preliminary results of operations for the third quarter and nine months ended September 29, 2006, pending its review of the misappropriation of funds transferred to its former agent to disburse payroll, payroll taxes and vendor payments in the UK.

As described in the November 1, 2006 release, on or about October 26, 2006, the Company learned of a misappropriation by its former UK disbursement agent which related to funds earmarked for payroll taxes due to the United Kingdom Inland Revenue. The disbursement agent had been utilized by the Company from early 2003 to January 2006 to make payroll, payroll tax and vendor disbursements in the UK. The Company has now concluded that the loss resulting from the misappropriation was approximately $2.2 million. The total loss is comprised of payroll taxes that were not disbursed to the United Kingdom Inland Revenue of approximately $1.8 million, interest owing on past due payroll tax amounts of approximately $0.1 million, the write-off of funds owed back to the Company from the agent of approximately $0.3 million, and excludes the impact of the foreign currency exchange rate fluctuations. The Company’s Audit Committee also initiated a review of the matter. That review is now complete.

The former disbursement agent admitted to the full extent of the misappropriation. A suit was commenced against the agent in the UK on October 27, 2006, and certain assets of the former agent have been frozen. Efforts to recover the misappropriated funds are ongoing, however, the Company and the former disbursement agent have agreed in principle on terms that would include the full repayment of the misappropriation. The Company cannot predict the outcome of this suit, whether our efforts to recover the misappropriated funds will be successful or whether the former disbursement agent will satisfy the terms of the settlement agreement.

The Company did not find any evidence indicating that anyone employed by Answerthink or any of its subsidiaries was aware of or involved in the misconduct uncovered by the investigation. It found evidence indicating that the former disbursement agent provided misleading records and correspondence designed to prevent Answerthink’s management from detecting this misconduct.

In the November 1, 2006 release, the Company indicated that it would consider, in consultation with its current independent registered public accounting firm, BDO Seidman, LLP, and PricewaterhouseCoopers, LLP, its former independent registered public accounting firm prior to August 2005, whether any restatement of prior-period financial statements would be required under generally accepted accounting principles with respect to the UK misappropriation matter. The Company also reported that the Company had commenced a review of the Company’s internal control over financial reporting, including, in particular, its controls over UK cash disbursements.

Restatement of Financial Information

The Audit Committee’s review of the UK misappropriation matter is complete. On December 18, 2006, the Board of Directors, acting on the recommendation of the Audit Committee and management, concluded that the Company should restate certain previously issued financial statements, as described below.

The Company expects to restate its financial results for the 2003, 2004, and 2005 fiscal years as well as the first and second quarters of 2006. Accordingly, the financial statements and related audit reports for the 2003, 2004 and 2005 fiscal years contained in the following Company filings with the Securities and Exchange Commission should no longer be relied upon:

•	Annual Report on Form 10-K for the year ended December 30, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006; and

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

The estimated earnings impact (in thousands except per share amounts) on the interim 2006 periods, and each of the years from 2003 through 2005 is set forth in the table of estimated restatement impacts included in this filing. Any funds recovered from the former disbursement agent will be recorded as income in the period in which such recovery occurs.

The restated financial statements for fiscal years 2003, 2004 and 2005, will be included in the Company’s Annual Report on Form 10-K/A for its fiscal year ended December 30, 2005 and the Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2006, and June 30, 2006, when these reports are filed. The Company also expects to file its delayed Quarterly Report on Form 10-Q for the period ended September 29, 2006. All of the filings are expected to be completed in January 2007.

Accounting for the UK Misappropriation — Impact on Third Quarter 2006 Results

The Company has determined that its payroll tax liability was understated by $2.1 million as of September 29, 2006. The Company’s preliminary GAAP net earnings results released on November 1, 2006 did not include a loss related to the misappropriation of $24,000 and $326,000 for the three months and nine months ended September 29, 2006, respectively.

Including the impact of the loss from the misappropriation, third quarter 2006 diluted earnings per share was $0.01, unchanged from the $0.01 as reported in the preliminary results. Pro forma diluted earnings per share was $0.03, unchanged from the $0.03 as reported in the preliminary results.

For the first nine months of 2006, diluted loss per share was ($0.07), unchanged from the diluted loss of ($0.07) as reported in the preliminary results. Pro forma diluted earnings per share was unchanged from the 0.12 as reported in the preliminary results.

Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the tables accompanying the November 1, 2006 press release.

ESTIMATED RESTATEMENT IMPACT

The estimated earnings impact (in thousands except per share amounts) on all impacted periods is as set forth below:

Fiscal Period	Net Income(Loss) As Previously Reported	UK Misappropriation Matter	Net Income(Loss) As Restated
Six Months Ended June 30, 2006	$(3,810)	$(302)	$(4,112)
Second Quarter Ended June 30, 2006	2,144	(23)	2,121
First Quarter Ended March 31, 2006	(5,954)	(279)	(6,233)
Year Ended December 30, 2005	1,641	(1,037)	604
Year Ended December 31, 2004	(148)	(592)	(740)
Year Ended January 2, 2004	(4,822)	(278)	(5,100)

Fiscal Period	Diluted Net Income(Loss) Per Share As Previously Reported	UK Misappropriation Matter	Diluted Net Income(Loss) Per Share As Restated
Six Months Ended June 30, 2006	$(0.09)	$(0.00)	$(0.09)
Second Quarter Ended June 30, 2006	0.05	(0.00)	0.05
First Quarter Ended March 31, 2006	(0.13)	(0.01)	(0.14)
Year Ended December 30, 2005	0.04	(0.03)	0.01
Year Ended December 31, 2004	(0.00)	(0.02)	(0.02)
Year Ended January 2, 2004	(0.11)	(0.00)	(0.11)

Management and the Company’s Audit Committee discussed the matters disclosed above with BDO Seidman, LLP, the Company’s independent registered public accounting firm, and PricewaterhouseCoopers, LLP, its independent registered public accounting firm prior to August 2005. Neither BDO Seidman, LLP nor PricewaterhouseCoopers, LLP has audited the proposed adjustments and estimates of earnings impacts from the expected restatement set forth in this news release.

Section 404 of the Sarbanes-Oxley Act

In 2006, as in 2004 and 2005, the Company has undergone a comprehensive effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and plans to issue the results of these efforts upon filing its Annual Report on Form 10-K for the fiscal year ended December 29, 2006. The Company’s Section 404 compliance efforts included documenting, evaluating the design, and testing the operating effectiveness of its internal control over financial reporting.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with its review of the UK misappropriation matter, the Company has identified a previously existing material weakness relating to cash disbursement controls in its UK operations. This has led to the untimely identification and resolution of certain payroll tax accounting matters with respect to its UK operations and has resulted in the above-described restatement of certain previously issued financial statements. The Company has taken and will take specific actions to address this situation, including (i) enhancing cash controls in foreign subsidiary operations, including enhancing controls over the review and approval of cash disbursements including those made by third parties on the Company’s behalf; (ii) strengthening, through enhanced contractual or surety safeguards, the relationship between the Company and all third parties disbursing funds on its behalf in any foreign operations; and (iii) enhancing controls over the review of all foreign tax filings. However, as a result of the late identification of this material weakness, management cannot provide assurance that this material weakness will be remediated by the time management concludes its testing and assessment of internal control over financial reporting for the year ending December 29, 2006.

The Company continues to assess its findings and has not reached a conclusion as to whether there are likely to be any other material weaknesses to report under Section 404 for the year ending December 29, 2006. Since management has not completed its testing and evaluation of the Company’s internal control over financial reporting, and with respect to any control deficiencies identified to date in 2006, the Company’s management may ultimately identify additional control deficiencies as being material weaknesses. The Company will conclude its analyses and report its findings when it files its Annual Report on Form 10-K for the period ending December 29, 2006.

The Company has identified a material weakness relating to cash disbursement controls in its UK operations that likely existed on December 30, 2005, the date as of which management previously reported on its assessment of internal controls. As a result, the Company’s previous conclusion as of December 30, 2005 which were based on the procedures then performed and the information then known to it that its internal controls over financial reporting was effective, was not accurate. The Company expects to conclude its analysis and report its findings when it files an Amended Annual Report on Form 10-K/A for the period ended December 30, 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits. The following exhibit is furnished as part of this report:

99.1	Press Release dated December 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERTHINK, INC.

/s/ Grant Fitzwilliam
Grant Fitzwilliam
Executive Vice President and Chief Financial Officer

Date: December 22, 2006